Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact: Beacon Power Corporation
James Spiezio
978-694-9121
spiezio@beaconpower.com

Gene Hunt
978-661-2825
hunt@beaconpower.com

BEACON POWER AWARDED $2 MILLION TO SUPPORT DEPLOYMENT
OF FLYWHEEL PLANT IN NEW YORK

Tyngsboro, Mass., June 10, 2009 – Beacon Power Corporation (Nasdaq: BCON), a company that designs and develops advanced products and services to support more stable, reliable and efficient electricity grid operation, announced that it has been selected by the New York State Energy Research and Development Authority (NYSERDA) for a project award valued at $2 million, subject to negotiations for the project contract. The award would provide partial funding for 1 megawatt (MW) of flywheel energy storage in Stephentown, New York – the first of 20 MW that Beacon expects to build and operate on the site.

Under the anticipated contract, the NYSERDA funding will partially pay for the design, site preparation, flywheel production, installation, system commissioning, data monitoring and analysis of a 1 MW Smart Energy Matrix that would provide frequency regulation services. As part of the same award, NYSERDA is also providing partial funding for certain interconnection components of the 20 MW frequency regulation plant that Beacon plans to construct on the Stephentown site.

The 1 MW Smart Energy Matrix will be initially connected to a power line owned by NYSEG, a major state utility. A system impact study for the 1 MW project has been successfully completed, and Beacon has entered into an interconnection agreement with NYSEG. When the balance of the 20 MW plant is constructed, the 1 MW system will be switched over and the entire facility will connect to a transmission line owned by National Grid.

Beacon will receive the funding from NYSERDA in stages that will be tied to construction milestones and system performance parameters. Once built and connected, the 1 MW system will be capable of receiving a commercial regulation control signal from New York ISO (NYISO), and earning revenue by bidding into the NYISO regulation market. NYISO received approval last month from the Federal Energy Regulatory Commission for what is considered to be the most favorable tariff for grid-scale energy storage among any of the open-market grid regions. In addition, NYISO has already completed the related technical implementation of software and control systems.

Exhibit 99.2

About Beacon Power
Beacon Power Corporation designs, develops and is taking steps to commercialize advanced products and services to support stable, reliable and efficient electricity grid operation. The Company’s primary business strategy is to commercialize its patented flywheel energy storage technology to perform frequency regulation services on the grid. Beacon’s Smart Energy Matrix, which is now in production, is a non-polluting, megawatt-level, utility-grade flywheel-based solution to provide sustainable frequency regulation services. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995: This Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation’s current views about future events and financial performances. These “forward-looking” statements are identified by the use of terms and phrases such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon Power Corporation’s expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; a need to raise additional capital combined with a questionable ability to do so, especially in view of the current situation in the financial markets; the complexity and other challenges of arranging project financing and resources for one or more frequency regulation power plants, including uncertainty about whether we will be successful in obtaining DOE loan guarantee support for our New York facility; conditions in target markets, including the fact that some ISOs have been slow to comply with the FERC’s requirement to update market rules to include new technology such as the Company’s; our ability to obtain site interconnection approvals, landlord approvals, or other zoning and construction approvals in a timely manner; limited experience manufacturing commercial products or supplying frequency regulation services on a commercial basis; limited commercial contracts for revenues to date; the dependence of revenues on the achievement of product optimization, manufacturing and commercialization milestones; the uncertainty of the political and economic climate, and the different electrical grid characteristics and requirements of any foreign countries into which we hope to sell or operate, including the uncertainty of enforcing contracts, the different market structures, and the potential substantial fluctuation in currency exchange rates in those countries; dependence on third-party suppliers; intense competition from companies with greater financial resources, especially from companies that are already in the frequency regulation market; possible government regulation that would impede the ability to market products or services or affect market size; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property; retaining key executives and the possible need in the future to hire and retain key executives; the historical volatility of our stock price, as well as the volatility of the stock price of other companies in the energy sector, especially in view of the current situation in the financial markets generally. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power Corporation’s filings with the Securities and Exchange Commission. Beacon Power expressly does not undertake any duty to update forward-looking statements.